EXHIBIT 10(A)

                       AMENDMENT NO. 8
                             TO
     REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT
   ---------------------------------------------------------

     THIS AMENDMENT NO. 8 ("Amendment") is entered into as of January 13, 1998, by and between Lincoln Snacks Company, a Delaware corporation, having its principal place of business at 4 High Ridge Park, Stamford, Connecticut 06905 ("Borrower") and BNY Financial Corporation, as successor in interest to The Bank of New York Commercial Corporation, having offices at 1290 Avenue of the Americas, New York, New York 10104 ("Lender").

                         BACKGROUND

     Borrower and Lender are parties to a Revolving Credit, Term Loan and Security Agreement dated December 3, 1993, as amended by Amendment No. 1 to Revolving Credit, Term Loan and Security Agreement dated as of March 24, 1994, Amendment No. 2 to Revolving Credit, Term Loan and Security Agreement dated as of September 14, 1994, Amendment No. 3 to Revolving Credit and Term Loan Security Agreement dated as of March 31, 1995, Amendment No. 4 to Revolving Credit, Term Loan and Security Agreement dated as of June 29, 1995, Amendment No. 5 to Revolving Credit, Term Loan and Security Agreement dated as of November 7, 1995, Amendment No. 6 to Revolving Credit, Term Loan and Security Agreement dated as of May 8, 1996 and Amendment No. 7 to Revolving Credit, Term Loan and Security Agreement dated as of October 8, 1996 (as further amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement") pursuant to which Lender provided Borrower with certain financial accommodations.

     Borrower has requested that Lender amend the Loan Agreement and Lender is willing to do so on the terms and conditions hereafter set forth.

     NOW, THEREFORE, in consideration of any loan or advance or grant of credit heretofore or hereafter made to or for the account of Borrower by Lender, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Definitions. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

     2. Amendment to Loan Agreement. Subject to satisfaction of the conditions precedent set forth in Section 3 below, the Loan Agreement is hereby amended as follows:

          (a) The following defined term in Section 1.2 of the Loan Agreement is hereby amended in its entirety to provide as follows:

               "Applicable Margin" shall mean (i) for Domestic Rate Loans one quarter of one percent (.25%) and (ii) for Eurodollar Rate Loans one and one-half percent (1.50%), in each case subject to Section 3.1(b) hereof.

               "Applicable Margin Reduction Requirement" shall mean the compliance by Borrower with each of the following conditions: (x) no Event of Default shall have occurred and be continuing, (y) Tangible Net Worth of Borrower at June 30, 1998 is equal to or greater than $7,500,000, less the amount of any stock repurchase permitted pursuant to Section 7.7 of this Agreement after the effective date of Amendment No. 8, and (z) EBITDA for the period July 1, 1997 to June 30, 1998 is equal to or greater than $1,500,000.

               "Maximum Loan Amount" shall mean $4,000,000.

               "Maximum Revolving Advance Amount" shall mean
               $4,000,000.

               "Original Owner" shall mean Noel, shareholders of Noel or management of Borrower.

               "Term" shall mean the Closing Date through December 2, 2000 as the same may be extended in accordance with the provisions of Section 13.1.

          (b) The following defined term is inserted in the appropriate alphabetical order to provide as follows:

               "Amendment No. 8" shall mean Amendment No. 8 to
               Revolving Credit, Term Loan and Security Agreement dated as of January 13, 1998 by an between Borrower and Lender.

          (c) Section 2.1(a)(y)(ii) of the Loan Agreement is hereby amended by deleting "$1,500,000" in the proviso contained therein and inserting "$2,000,000" in its place and stead.

          (d) Section 2.11 of the Loan Agreement is hereby amended by (i) deleting "$750,000" and inserting "$500,000" in its place and stead; and (ii) deleting "$300,000" and inserting "$150,000" in its place and stead.

          (e) Section 3.1(b) of the Loan Agreement is hereby amended in its entirety to provide as follows:

               "(b) The Applicable Margin shall be reduced by (i) one quarter of one percent (.25%) with respect to Domestic Rate Loans, and (ii) one half of one percent (.50%) with respect to Eurodollar Rate Loans, in each case effective five (5) Business Days following receipt by Lender of the June 30, 1998 audited financial statements in the event the Applicable Margin Reduction Requirement has occurred."

          (f) Section 3.2(b) of the Loan Agreement is hereby amended by (i) deleting "one-half of one percent (.50%)" and inserting "three-eighths of one percent (.375%)" in its place and stead; and (ii) adding the following at the end of the first sentence thereof:

               "; provided, however, that if the Applicable Margin is reduced pursuant to Section 3.1(b) hereof, then the fee payable under this Section 3.2(b) shall be reduced to one-quarter of one percent (.25%)."

          (g) Section 3.3(a) of the Loan Agreement is hereby amended by deleting "$1,000" and inserting "$500" in its place and stead.

          (h) Section 3.3(b) of the Loan Agreement is hereby amended in its entirety to provide as follows:

               "(b) Collateral Monitoring Fee. Borrower shall pay to Lender on the first day of each month following any month in which Lender performs any collateral monitoring - namely any field examination, collateral analysis or other business analysis the need for which is to be determined by Lender in good faith and which monitoring is undertaken by Lender or for Lender's benefit - a collateral monitoring fee in an amount equal to Lender's then standard collateral monitoring fee (which as of the effectiveness of Amendment No. 8 is $750 per day) for each person performing such monitoring, plus all reasonable out-of-pocket costs and disbursements incurred by Lender in the performance of such examination or analysis. Lender shall not perform more than one (1) audit in any year unless there are no outstanding Advances during the twelve (12) month period ended the month preceding the next scheduled audit (which would be in June 1998), in which event no audit will be required unless any Default or Event of Default shall thereafter occur or any Advances shall thereafter be outstanding."

          (i) Section 7.1(a) of the Loan Agreement is hereby amended by adding the following at the end thereof:

               "; provided, however, that Borrower may finance an acquisition of the assets or stock of any Person (other than Borrower), subject to obtaining the prior written consent of Lender to such acquisition, by utilizing all cash available to Borrower plus, without duplication, fifty percent (50%) of Undrawn Availability."

          (j) Section 7.7 of the Loan Agreement is hereby amended by adding the following at the end thereof:

               "; provided, however, so long as no Default or Event of Default exists or would exist after giving effect thereto, Borrower may purchase, redeem or otherwise retire any common or preferred stock by utilizing all cash available to Borrower plus, without duplication, fifty percent (50%) of Undrawn Availability."

          (k)  Section 9.2 of the Loan Agreement is hereby amended by
(i) deleting "and" in the third line thereof and inserting a comma in its place and stead, and (ii) adding at the end of the first sentence thereof the following:

               ", and (d) a monthly borrowing base certificate in substantially the form of Exhibit 9.2 hereto."

          (l)  Exhibit 9.2 attached to this Amendment shall be
Exhibit 9.2 to the Loan Agreement.

          (m) Section 13.1 is hereby amended in its entirety to provide as follows:

               Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each of Borrower and Lender, shall become effective on the date hereof and shall continue in full force and effect until December 2, 2000 unless sooner terminated as herein provided. The Term shall be automatically extended for successive periods of one (1) year each unless terminated by either party at the end of such initial Term or any successive Term by giving the other party ninety (90) days prior written notice. Borrower may terminate this Agreement at any time upon ninety (90) days' prior written notice upon payment in full of the Obligations. In the event the Obligations are prepaid in full prior to the last day of the Term (the date of such prepayment hereinafter referred to as the "Prepayment Date") Borrower shall pay an early termination fee in an amount equal to (x) 1.2% of the amount repaid if the Prepayment Date occurs to and including December 1, 1998, (y) .8% of the amount repaid if the Payment Date occurs from December 2, 1998 to and including December 1, 1999 and (z) .3% of the amount repaid if the Prepayment Date occurs from December 2, 1999 to and including December 1, 2000.

     3. Conditions of Effectiveness. This Amendment shall become effective (including, without limitation, the reduction in the Applicable Margin) upon receipt by Lender of (x) four (4) copies of this Amendment executed by Borrower, and (y) an extension fee of $2,500 (which may be charged to Borrower's account).

     4. Representations and Warranties. Borrower hereby represents and warrants as follows:

          (a) This Amendment and the Loan Agreement, as amended hereby, constitute legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms.

          (b) No Event of Default has occurred and is continuing or would exist after giving effect to this Amendment.

          (c) Borrower has no defense, counterclaim or offset with respect to the Loan Agreement or the Obligations thereunder.

     5.   Effect on the Loan Agreement.

          (a) Upon the effectiveness of Section 2 hereof, each reference in the Loan Agreement to "this Agreement," "hereunder,"
"hereof," or words of like import shall mean and be a reference to the Loan Agreement as amended hereby.

          (b)  Except as specifically amended herein, the Loan
Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

          (c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Lender, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

     6. Governing Law. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

     7. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

     8. Counterparts. This Amendment may be executed by the parties hereto in two or more counterparts, each of which shall be deemed an original and which taken together shall be deemed to constitute one and the same agreement.

     IN WITNESS WHEREOF, this Amendment No. 8 has been duly executed as of the day and year first written above.

                              LINCOLN SNACKS COMPANY

                              By:    /s/ Kristine A. Crabs
                              Name:  Kristine A. Crabs
                              Title: Chief Financial Officer

                              BNY FINANCIAL CORPORATION

                              By:    /s/ Anthony Viola
                              Name:  Anthony Viola
                              Title: Vice President





                         EXHIBIT 9.2


Description:   Monthly Reports of Assigned Accounts, Credit
               Adjustment Reports and Accounts Receivable Reports